TEMPUR-PEDIC REPORTS THIRD QUARTER EARNINGS
- Reports EPS of $0.34
- Gross Profit Margin Increases 590 Basis Points to 47.6%
- Year-To-Date Debt Reduction Exceeds $100 Million
- Company Raises Financial Guidance for 2009

LEXINGTON, KY, October 15, 2009 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of premium mattresses and pillows worldwide, today announced financial results for the third quarter ended September 30, 2009. In addition, the Company increased full year 2009 financial guidance.

THIRD QUARTER FINANCIAL SUMMARY
•
Earnings per share (EPS) were $0.34 per diluted share in the third quarter of 2009 as compared to $0.32 per diluted share in the third quarter of 2008. The Company reported net income of $25.7 million for the third quarter of 2009 as compared to net income of $24.1 million in the third quarter of 2008.

•
Net sales declined 11% to $224.1 million in the third quarter of 2009 from $252.8 million in the third quarter of 2008. On a constant currency basis, net sales declined 10%. Net sales in the domestic segment declined 12%, while international segment net sales declined 10%. On a constant currency basis, international segment net sales declined 7%.

•
Mattress sales declined 14% globally. Mattress sales declined 15% in the domestic segment and 13% in the international segment. On a constant currency basis, international mattress sales declined 9%. Pillow sales declined 10% globally. Pillow sales declined 9% domestically and 10% internationally. On a constant currency basis, international pillow sales declined 9%.

•
Gross profit margin was 47.6% as compared to 41.7% in the third quarter of 2008. The gross profit margin increased as a result of improved efficiencies in manufacturing, lower commodity costs, and improved pricing, partially offset by fixed cost de-leverage related to lower production volumes.

•	Operating profit margin was 19.0% as compared to 17.0% in the third quarter of 2008.

•	Reflecting the Company’s continued focus on generating cash, the Company generated $55.0 million of operating cash flow in the third quarter of 2009.

•
During the quarter, the Company reduced Total debt by $54.0 million to $315.0 million. As of September 30, 2009, the Company’s ratio of Funded debt to EBITDA was 1.96 times, well within the covenant in its credit facility, which requires that this ratio not exceed 3.00 times.

For additional information about EBITDA and Funded debt (which are non-GAAP measures), please refer to the reconciliation and other information included in the attached schedule.

Chief Executive Officer Mark Sarvary commented, “Our 2009 strategic initiatives continued to generate improved results during the third quarter. While the macro environment remains challenging, our sales have grown and our margins have improved. Our results continue to demonstrate the Company’s strong cash flow. Through the first nine months, we have reduced debt by over $100 million. Our recent product introductions and our new advertising campaign combined with continued productivity improvements will allow us to build on this performance as we move into 2010.”

2009 Financial Guidance
Given the Company’s improving performance through the first three quarters of 2009 and its continued positive outlook for the year, the Company is increasing 2009 full year financial guidance. The Company expects EPS to range from $1.00 to $1.05 per diluted share. The Company expects net sales to range from $790 million to $805 million. The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control.

Conference Call Information
Tempur-Pedic International will host a live conference call to discuss financial results today, October 15, 2009 at 5:00 p.m. Eastern Time. The dial-in number for the conference call is 877-857-6147. The call is also being webcast and can be accessed on the investor relations section of the Company’s website, www.tempurpedic.com. For those who cannot listen to the live broadcast, a webcast replay will be available for 30 days on the Company’s website.

Forward-looking Statements
This release contains "forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations on building on 2009 performance in 2010 and the Company’s expectations regarding net sales and earnings per share for 2009. All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic, financial  and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; the Company’s ability to reduce expenses to align with reduced sales levels; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s domestic retail channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to address issues in certain underperforming international markets; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; changes in foreign tax rates, including the ability to utilize tax loss carry forwards; and rising commodity costs. Additional information concerning these and other risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including without limitation the Company's annual report on Form 10-K under the headings "Special Note Regarding Forward-Looking Statements" and "Risk Factors." Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company
Tempur-Pedic International Inc. (NYSE:  TPX) manufactures and distributes mattresses and pillows made from its proprietary TEMPUR® pressure-relieving material. It is the worldwide leader in premium and specialty sleep. The Company is focused on developing, manufacturing and marketing advanced sleep surfaces that help improve the quality of life for people around the world. The Company’s products are currently sold in over 80 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY. For more information, visit http://www.tempurpedic.com or call 800-805-3635.

Investor Relations Contact:
Barry Hytinen
Vice President, Investor Relations and Financial Planning & Analysis
800-805-3635

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per common share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2009	2008	Chg %	2009	2008	Chg %
Net sales	$224,082	$252,814	(11%)	$586,362	$738,697	(21%)
Cost of sales	117,373	147,323		311,461	419,109
Gross profit	106,709	105,491	1%	274,901	319,588	(14%)
Selling and marketing expenses	39,272	39,956		108,335	137,906
General, administrative and other expenses	24,761	22,644		68,847	73,139
Operating income	42,676	42,891	(1%)	97,719	108,543	(10%)

Other expense, net:
Interest expense, net	(4,311)	(6,294)		(13,359)	(19,630)
Other (expense) income, net	(214)	96		404	(995)
Total other expense	(4,525)	(6,198)		(12,955)	(20,625)

Income before income taxes	38,151	36,693	4%	84,764	87,918	(4%)
Income tax provision	12,467	12,622		28,885	30,105
Net income	$25,684	$24,071	7%	$55,879	$57,813	(3%)

Earnings per common share:
Basic	$0.34	$0.32		$0.75	$0.77
Diluted	$0.34	$0.32		$0.74	$0.77
Weighted average common shares outstanding:
Basic	74,938	74,815		74,902	74,704
Diluted	76,166	74,992		75,396	74,944

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 30,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$20,003	$15,385
Accounts receivable, net	105,397	99,811
Inventories	48,456	60,497
Prepaid expenses and other current assets	11,456	9,233
Deferred income taxes	19,839	11,888
Total Current Assets	205,151	196,814

Property, plant and equipment, net	175,817	185,843
Goodwill	193,456	192,569
Other intangible assets, net	65,318	66,823
Other non-current assets	2,919	4,482
Total Assets	$642,661	$646,531

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$46,625	$41,355
Accrued expenses and other current liabilities	87,824	65,316
Income taxes payable	14,533	7,783
Total Current Liabilities	148,982	114,454

Long-term debt	315,000	419,341
Deferred income taxes	29,142	28,371
Other non-current liabilities	8,952	11,922
Total Liabilities	502,076	574,088
Total Stockholders’ Equity	140,585	72,443
Total Liabilities and Stockholders’ Equity	$642,661	$646,531

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Nine Months Ended
	September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$55,879	$57,813
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,526	24,847
Amortization of stock-based compensation	6,448	6,101
Amortization of deferred financing costs	518	888
Bad debt expense	4,659	5,859
Deferred income taxes	(8,006)	(1,634)
Foreign currency adjustments	53	74
(Gain) Loss on sale of equipment and other	(19)	679
Changes in operating assets and liabilities	37,345	74,287
Net cash provided by operating activities	120,403	168,914

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(8,961)	(7,844)
Acquisition of business, net of cash acquired	—	(1,529)
Other	(87)	(428)
Net cash used by investing activities	(9,048)	(9,801)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term revolving credit facility	85,797	65,429
Repayments of long-term revolving credit facility	(189,036)	(89,691)
Repayments of long-term debt	—	(1,359)
Repayment of Series A Industrial Revenue Bonds	—	(57,785)
Proceeds from issuance of common stock	129	695
Excess tax benefit from stock based compensation	—	301
Dividend paid to stockholders	—	(17,933)
Other	—	(14)
Net cash used by financing activities	(103,110)	(100,357)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	(3,627)	(4,394)
Increase in cash and cash equivalents	4,618	54,362
CASH AND CASH EQUIVALENTS, beginning of period	15,385	33,315
CASH AND CASH EQUIVALENTS, end of period	$20,003	$87,677

Summary of Channel Sales
The Company generates sales through four distribution channels: retail, direct, healthcare and third party.  The retail channel sells to furniture, specialty and department stores globally.  The direct channel sells directly to consumers.  The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers.  The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the third quarter of 2009 compared to 2008:

(In thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009	2008
Retail	$191,012	$216,226	$129,883	$147,992	$61,129	$68,234
Direct	12,245	11,230	10,600	9,169	1,645	2,061
Healthcare	8,942	11,636	2,804	3,727	6,138	7,909
Third Party	11,883	13,722	2,990	5,000	8,893	8,722
Total	$224,082	$252,814	$146,277	$165,888	$77,805	$86,926

Summary of Product Sales
A summary of net sales by product is reported below:

(In thousands)
	CONSOLIDATED		DOMESTIC		INTERNATIONAL
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
	2009	2008	2009	2008	2009	2008
Mattresses	$149,810	$174,869	$103,122	$121,356	$46,688	$53,513
Pillows	28,386	31,414	13,216	14,476	15,170	16,938
Other	45,886	46,531	29,939	30,056	15,947	16,475
Total	$224,082	$252,814	$146,277	$165,888	$77,805	$86,926

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES
EBITDA to Net Income and Funded debt to Total debt
Non-GAAP Measures
(In thousands)

The Company provides information regarding EBITDA and Funded debt which are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to Net income as a measure of operating performance or Total debt. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. A reconciliation of EBITDA to the Company’s Net income and reconciliation of Funded debt to Total debt are provided below. Management believes that the use of EBITDA and Funded debt provides investors with useful information with respect to the terms of the Company’s credit facility.

Reconciliation of EBITDA to Net income

The following table sets forth the reconciliation of the Company’s reported Net income to the calculation of EBITDA for each of the three months ended December 31, 2008, March 31, 2009, June 30, 2009 and September 30, 2009 as well as the twelve months ended September 30, 2009:

	Three Months Ended				Twelve Months Ended
	December 31, 2008	March 31, 2009	June 30, 2009	September 30, 2009	September 30, 2009

GAAP Net income	$1,055	$13,338	$16,857	$25,684	$56,934
Plus:
Interest expense	5,493	4,571	4,477	4,311	18,852
Income taxes	18,449	8,320	8,098	12,467	47,334
Depreciation & amortization	9,849	9,630	9,977	10,367	39,823

EBITDA	$34,846	$35,859	$39,409	$52,829	$162,943

Reconciliation of Funded debt to Total debt

The following table sets forth the reconciliation of the Company’s reported Total debt to the calculation of Funded debt as of September 30, 2009:

As of
September 30, 2009

GAAP basis Total debt	$315,000
Plus:
Letters of credit outstanding	3,748
Funded debt	$318,748

Calculation of Funded debt to EBITDA

As of
September 30, 2009

Funded debt	$318,748
EBITDA	162,943
1.96 times